Exhibit 3.11

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:

“TBH MARKS, INC.”, A DELAWARE CORPORATION,

WITH AND INTO “ER MARKS, INC.” UNDER THE NAME OF “ER MARKS, INC.”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE NINTH DAY OF APRIL, A.D. 2012, AT 1:32 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2698573 8100M 120408009 You may verify this certificate online at corp.delaware.gov/authver.shtml
Jeffrey W. Bullock, Secretary of State
AUTHENTICATION: 9494407
DATE: 04-11-12

1

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:37 PM 04/09/2012
FILED 01:32 PM 04/09/2012
SRV 120408009 - 2698573 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

OF

TBH MARKS, INC.

WITH AND INTO

ER MARKS, INC.

ER Marks, Inc., a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY THAT:

1.                                      ER Marks, Inc. (the “Corporation”) is a corporation of the State of Delaware and was organized pursuant to the provisions of the General Corporation Law of the State of Delaware (“DGCL”) on the 23rd day of December, 1996.

2.                                      The Corporation is the owner of 100% of the outstanding shares of stock of TBH Marks, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Subsidiary Corporation”).

3.                                      The Board of Directors of the Corporation determined and did adopt resolutions to merge the Subsidiary Corporation with and into the Corporation pursuant to Section 253 of the DGCL, with the Corporation being the surviving corporation (the “Merger”).

4.                                      Attached as Exhibit A to this Certificate of Ownership and Merger is a copy of the resolutions adopted on April 5, 2012 by the Board of Directors of the Corporation to merge the Subsidiary Corporation with and into the Corporation.

5.                                      The Merger may be terminated and the transactions contemplated herein may be abandoned by the Board of Directors of the Corporation at any time prior to the effective date and time of any requisite merger documents filed with the Delaware Secretary of State.

6.                                      The Merger shall become effective on filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Ownership and Merger.

ER MARKS, INC.

By:
Name:	Daniel Feiner
Title	President and Secretary

Exhibit A

Board Resolutions Adopted April 5, 2012

WHEREAS, the Board of Directors (the “Board”) has determined that it is advisable and in the best interest of ER Marks, Inc. (the “Corporation”) for the Corporation to enter into a plan of merger pursuant to which TBH Marks, Inc. will merge with and into the Corporation, with the Corporation as the survivor of the merger (the “Merger”); and

WHEREAS, it is intended that the Merger constitute a complete liquidation of TBH Marks, Inc., within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended (the “Code”) and that this consent constitute a “plan of liquidation” within the meaning of Section 332 of the Code and the Treasury Regulations promulgated thereunder.

NOW THEREFORE, BE IT RESOLVED, that the terms and provisions of the following plan of merger and the transactions contemplated thereby, are hereby adopted, authorized and approved in all respects and deemed to be advisable to the Corporation:

Plan of Merger

1.                                      TBH Marks, Inc. (the “Merging Entity”) shall be merged with and into the Corporation (the “Surviving Entity”), which shall be the surviving entity of the Merger upon the effective date and time of the Merger pursuant to the provisions of the General Corporation Law of the State of Delaware (“DGCL”). The separate existence of the Merging Entity shall cease at the effective date and time of the Merger in accordance with the provisions of the DGCL.

2.                                      Upon the effective date and time of the Merger, the Certificate of Incorporation and the Bylaws of the Surviving Entity as in effect immediately prior to the Merger shall continue without any change as the Certificate of Incorporation and the Bylaws of the Surviving Entity and will continue in full force and effect until thereafter amended and changed in the manner prescribed by the provisions of the DGCL and such Certificate of Incorporation and Bylaws, as applicable.

3.                                      At the effective date and time of the Merger, by virtue of the Merger and without any action on the part of any other person or entity, each share of capital stock of the Merging Entity issued and outstanding immediately prior to such effective date and time shall automatically be canceled, retired and cease to exist without payment of any consideration therefor and without any conversion thereof, and each share of capital stock of the Surviving Entity issued and outstanding immediately prior to such effective date and time shall remain and continue without any change as a share of capital stock in the Surviving Entity.

4.                                      Upon the effective date and time of the Merger, all rights, privileges and powers and all property, real, personal and mixed, of, and all debts due to, the Merging Entity, as well as all other things and causes of action belonging to it, shall be vested in the Surviving Entity, and shall thereafter be the rights, privileges, powers, and property of and debts due to the Surviving Entity as they were of the Merging Entity, and all debts, liabilities and duties of the Merging Entity shall thereafter attach to the Surviving Entity and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. If at any time the Surviving Entity shall consider or be advised that any further assignment or assurances in law are necessary or desirable to vest in the Surviving Entity, according to the terms hereof, the title to any property or rights of the Merging Entity, the last acting officers of the Merging Entity shall execute and make all such proper assignments and assurances and take all such actions necessary or proper to vest title to such property or rights in the Surviving Entity, and otherwise to carry out the purposes of this Plan of Merger.

FURTHER RESOLVED, that each of the President, any Vice President, the Treasurer the Secretary, the Assistant Treasurer or the Assistant Secretary of the Corporation (collectively, the “Authorized Officers”) is hereby authorized, in the name and on behalf of the Corporation, to execute and deliver the Certificate of Ownership and Merger to be filed with the Delaware Secretary of State, and such other documents and to take such further actions as such Authorized Officer determines to be necessary or advisable to effect the Merger and otherwise to carry out the intent of the foregoing resolutions.

FURTHER RESOLVED, that all actions heretofore taken by or at the direction of any Authorized Officer with respect to the foregoing transactions and all other matters contemplated by the foregoing resolutions are hereby approved, adopted, ratified and confirmed.

The Secretary of the Corporation is hereby directed to file an executed copy of this Consent in the minute book of the Corporation.

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